Exhibit 99.2

Event Name: Roka Bioscience Reports First Quarter 2016 Financial Results
Event Date: 2016-05-04

Officers and Speakers
Lars Boesgaard; Roka Bioscience, Inc.; VP & CFO
Paul Thomas; Roka Bioscience, Inc.; President & CEO
Mary Duseau; Roka Bioscience, Inc.; SVP & Chief Commercial Officer

Analysts
Juan Avendano, Bank of America Merrill Lynch

Presentation

Operator: Good day, ladies and gentlemen. Thank you for standing by, and welcome to the Roka Bioscience first quarter 2016 conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to turn the conference over to our host, Mr. Lars Boesgaard, Chief Financial Officer. Please go ahead.

Lars Boesgaard: Thanks, Laura. Good afternoon, and thank you for joining us on our first quarter earnings call for 2016. Joining me on the call today are Paul Thomas, our President and Chief Executive Officer, and Mary Duseau, our Chief Commercial Officer.

During this call we'll discuss the financial results released earlier today. The press release regarding our first quarter results is available in the Investor section of our website. A replay of this call will also be archived on our website.

Before we get started I'd like to remind everyone that certain statements made during our call today may be forward-looking statements and involve known and unknown risks and uncertainties that may cause actual results to be materially different from any future results implied by such statements. These forward-looking statements speak only as of the date hereof and are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

There are a number of important risk factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such risk factors include those set forth in the Company's filings with the Securities and Exchange Commission, and we disclaim any obligation to update any forward-looking statements except as may be required by law.

I'll now turn the call over to Paul Thomas, Roka's CEO.

Paul Thomas: Thanks, Lars, and welcome, everyone, to our first quarter call.

After my opening remarks I'll turn the call over to Mary Duseau, who is our Chief Commercial Officer, and she will update you on the commercial launch of the new Listeria Environmental Assay as well as other initiatives that she and our commercial organization have been focused on since our last update.

Our installed base of Atlas instruments was 44 at the end of March, which is an increase of three since December. We placed four instruments with customers, and one instrument was returned by a customer for whom we had recognized minimal revenue. Three of the four instruments were placed with existing customers, and one was placed with a new customer.

Our revenue showed a modest increase compared to the previous quarter due to increased sales to existing customer as well as the ramp-up of a new customer.

I'll now turn the call over to Mary to update you on our commercial activities.

Mary Duseau: Thank you, Paul.

I'd like to start the call today by highlighting a quarter one product improvement launch called Onboard Stability. This improvement is having a positive impact on the user experience, the economics and the available market for the Atlas System.

The new feature launched allows our assays to remain on the Atlas System for 10 to 14 days, depending on the kit. This saves time and money for our customers due to less user handling of the kit, fewer calibrations of the system and better kit utilization.

As this improvement rolled out over the quarter, our existing customers have been pleased to see the ease of use of the Atlas dramatically improved. The initial feedback that we've received has been a reduction of approximately one hour of processing time per shift at the higher volume labs for estimated time savings and a considerable cost savings in its initial adoption.

In addition to the ease of use, the Atlas is now a flexible and feasible option for customers with lower to midrange volumes of pathogen tests. We believe this point is important, as it makes the Atlas System a cost-efficient platform for customers with as low as 20 tests per day, where previously we needed about 70 tests per day to realize the full efficiencies of the Atlas.

In other words, the improvement expands the available market for the Atlas from high volume only to both high and mid-volume pathogen testing laboratories. For these reasons we're pleased to get this new feature out into the market and believe that it makes the Atlas System an even more competitive solution for further market penetration.

I will give an update on our newly launched LE Assay, but before I get into the specifics around LE let me speak a bit about the overall listeria landscape. As you may have seen in the news, listeria outbreaks remain an issue. A recent report from the CDC cites no change in the past year in terms of the number of outbreaks. This points to a need for better process and controls during food production.

As the Food Safety Modernization Act is now in the implementation stage, we see many companies working to implement better processes as part of their compliance with the new regulations. We also see a new driver in the market for companies to have a stronger food safety program. This driver is the CDC's initiative around applying whole genome sequencing to better understand and trace foodborne illness.

As part of this initiative the CDC has been building a listeria database from all of the clinical isolates it receives from outbreaks as well as its own testing of food facilities and products. A recent report from the CDC demonstrated the impact of this program on quickly identifying outbreaks and rapidly tracing them back to the food manufacturer and a food source.

The CDC data highlights that in the second year of use the whole genome initiative has linked 93 outbreaks caused by listeria to a specific food source, and this compares to only six cases prior to the whole genome implementation.

With this new level of scrutiny we believe that it is now more important than ever for companies to make the move to better solutions. We believe that Roka's LE Assay is a great solution for these customers to move up to molecular and graduate to our high-quality testing platform.

Relative to our launch, the LE Assay continues to be elevated -- evaluated and adopted at several customers, with the benefits of speed, quality and accuracy, enabling them improved process control and elevating their preventative control programs. We expect to see these evaluations tracked positive and customers convert from existing testing platforms to the Atlas. Our assay launch is well timed relative to the listeria market drivers that we just discussed.

In general, progress continues with our commercial team and the market segment-based approach. This approach is allowing Roka to understand the unique challenges of each customer in each market in deeper depth and more specifically apply Atlas System solutions to these customers.

This gives additional insight -- giving some additional insight into the market segment, let me talk a little bit about produce. Outbreaks and issues relative to produce have been in the news quite a bit over the past year, and it's a good example of market segment with very specific requirements relative to running an effective pathogen testing solution.

So what does the produce industry need in their pathogen test? First of all, speed. Produce is a highly perishable commodity, and the clock is ticking as soon as it's harvested. With increased pressure to deliver longer shelf-life products, hours matter, and product release becomes critical.

In addition, the variety of commodities, from apples to avocadoes to leafy greens, requires a solution that's able to deliver high-quality results in very different food matrices. We believe that the Atlas System, with its upfront molecular target capture and continuous access feature uniquely positions us to deliver on these challenges of assay quality and result and speed.

Lastly, as mentioned by Paul, we've had four Atlas placements this quarter, including one with a new customer. This new customer is a global leader in the confectionery market and adds another key food manufacturer to our customer base.

The other three Atlas placements represent both geographic expansion and incremental growth with our current partners as they continue to recognize Atlas as a differentiating technology. The areas of focus for these new placements with existing customers span across several markets, including poultry with our limits testing application, including pet food, dairy, and other food categories.

We are pleased that our relationships with many of our existing customers remain strong and that they're finding a differentiated value in Atlas to drive their own business growth. While not yet reflected in the revenue, I am pleased with our commercial progress over these last months.

With that, I'll turn the call back over to you, Lars.

Lars Boesgaard: Thanks, Mary.

I'll now turn to the financial results for the first quarter, which we reported earlier today. Revenue for the quarter was $1.6 million, which was up slightly, by $0.1 million, compared with the first quarter of 2015. Revenue was up by approximately 8% in the first quarter compared to the fourth quarter of last year.

During the quarter we sold approximately 197,000 Atlas Detection Assays, compared with 160,000 for the same period in 2015. Our average annualized revenue per instrument was approximately $150,000, which is roughly unchanged from the level we experienced throughout last year.

Approximately 66% of our revenue in the current quarter was derived from three large customers, who each accounted for more than 10% of total revenue.

As Paul and Mary described, during the quarter we placed four Atlas instruments with three separate customers. We also took back one instrument from a customer for whom we recognized minimal revenue last year and no revenue in the first quarter. We expect these four instruments to contribute to sales of Atlas Detection Assays in 2016.

Our recent revenue growth has been modest or flat for several quarters due to the challenges related to timing of closing new accounts and adoption of our Listeria Assay, so revenue growth in the future is dependent upon our ability to increase demand for the Atlas Detection Assays.

Our cost of revenue was $2.1 million for the quarter, compared to $2 million for the same period in 2015.

Research and development expense was $2 million for the quarter, compared to $1.9 million for the same period in 2015.

Selling, general and administrative expense was $4.4 million for the quarter, compared to $5.1 million for the same period in 2015. This decrease was due to lower payroll and professional services expense.

Amortization of intangibles was unchanged, at $0.9 million, compared to the same period in 2015.

Net loss for the first quarter was $8.2 million, compared to a net loss of $8.9 million for the same period in 2015. The primary driver of the reduced loss was the reduction in SG&A, as I described previously.

We ended the quarter with cash and investments of $23.2 million, compared to $32.3 million at the end of 2015. Cash burn during the quarter was approximately $9.1 million.

We are not providing full-year financial guidance today due to the long sale cycles we continue to experience in the food industry, which makes it difficult to reliably project new business closes.

So at this time I'll ask the operator to open the call up for questions from our analysts.

Questions & Answers

Operator: Thank you.

(Operator Instructions)

And our first question will come from Derik de Bruin, of Bank of America Merrill Lynch.

Juan Avendano: Hi. This is Juan Avendano on behalf of Derik. Congrats on the placements this quarter. And it seems like your commercial strategy is working out, so that's good news.

I did have one question on the cash burn in the quarter. It seems like cash decreased by $9 million, which is a little bit ahead of the run rate of $6 million that you had on a quarterly basis. I was wondering if that was changing your outlook for a similar cash burn as you saw in 2015.

Lars Boesgaard: Well, yes, you are correct in noting that the cash burn in the first quarter was a bit higher than what we saw throughout last year. There's a couple of reasons for that. One is that we have begun the repayment of our bank loan, so that adds $1 million on a quarterly basis to our cash burn.

Another driver is really that first quarter tends to be a heavy quarter for us from a cash burn perspective, so that will not be repeated. But you should expect to see the cash burn increase by about $1 million compared to the rate we saw last year.

Juan Avendano: Okay, got it. Thank you.

Operator: And this concludes our question-and-answer session. I would like to turn the conference back over to Lars Boesgaard for any closing remarks.

Lars Boesgaard: Thanks, Laura. Thank you all for participating on our call today, and we look forward to updating you on our progress during our next earnings call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.